Exhibit 99.1

Consolidated Container Company Signs Letter of Intent to Acquire the Assets of

Quintex Corporation in Utah and Washington

ATLANTA, GA – May 10, 2006 – Consolidated Container Company (CCC) today announced its intent to acquire the assets of Quintex, Salt Lake City, UT, and Quintex, Spokane, WA. The acquisitions extend the CCC manufacturing footprint into the Mountain states and expand the technology platforms that already enable CCC to service a wide range of customers and attractive markets. While definitive agreements are currently being finalized, and no assurances can be given as to whether the acquisitions will close, CCC hopes to close the transactions in the next several weeks.

Consolidated Container Company, which was formed in 1999, is a leading North American developer, manufacturer and marketer of rigid plastic containers for many of the largest branded consumer products and beverage companies in the world. CCC has long-term customer relationships with many blue-chip companies including Dean Foods, DS Waters of America, The Kroger Company, Nestle Waters North America, The Procter & Gamble Company, Coca-Cola North America, Exxon Mobil, Scotts and Colgate-Palmolive. CCC serves its customers with a wide range of manufacturing capabilities and services through a nationwide network of 54 strategically located manufacturing facilities and a research, development and engineering center located in Atlanta, Georgia. Additionally, the company has 3 international manufacturing facilities in Canada and Mexico.

This document may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such forward-looking statements, particularly those statements regarding the timing and effects of the acquisition, reflect CCC’s current expectations and beliefs, are not guarantees of performance of CCC and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those described in the forward-looking statements. For example, such risks, uncertainties, assumptions and other factors include, without limitation, the possibility that (1) the companies may be unable to agree upon the terms of a definitive agreement; (2) problems may arise in successfully integrating the businesses of the two companies; (3) the acquisition may involve unexpected costs; (4) the combined company may be unable to achieve cost-cutting synergies; and (5) the businesses may suffer as a result of uncertainty surrounding the acquisition. For a further discussion of other risks, uncertainties, assumptions and other factors, see CCC’s filings with the Securities and Exchange Commission. CCC undertakes no duty to update forward-looking statements.

Contact: Sharla Oates, 678-742-4615